Exhibit 99.3

INDEX TO VENUS CONCEPT CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Three and nine month periods ended September 30, 2019 and 2018

Venus Concept Ltd.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

(Unaudited)

	As of
	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$15,732	$6,758
Trade receivables, net of allowance for doubtful accounts of $3,406 ($4,408 as of December 31, 2018)	59,144	42,663
Notes receivable	4,500	—
Inventories	15,777	20,261
Prepaid expenses	777	1,148
Other current assets	6,641	3,775

Total current assets	102,571	74,605

Long-term assets
Long-term portion of trade receivables	38,074	38,201
Property and equipment, net	3,335	3,381
Deferred tax assets	269	297
Intangible assets	4,851	5,252
Goodwill	2,603	2,603
Severance pay funds	849	791

Total non-current assets	49,981	50,525

Total assets	152,552	125,130

Liabilities
Current liabilities
Trade payables	$7,766	$8,625
Line of credit	7,572	5,655
Unearned interest income	3,965	3,849
Convertible promissory notes	29,420	—
Accrued expenses and other current liabilities	16,138	11,945

Total current liabilities	64,861	30,074

Long-term liabilities
Long-term debt	60,981	50,892
Deferred tax liabilities	2,332	1,893
Unearned interest income	1,794	1,752
Other long-term liabilities	3,725	4,064

Total non-current liabilities	68,832	58,601

Total liabilities	133,693	88,675

Commitments and contingencies (Note 12)
Shareholders’ equity
Share capital
Series A preferred shares of 0.0003 par value:
2,192,736 shares authorized, issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Series B preferred shares of 0.0003 par value:
4,714,034 shares authorized, 4,564,034 shares issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Series C preferred shares of 0.0003 par value:
8,015,320 shares authorized, 8,003,319 shares issued outstanding at September 30, 2019 and December 31, 2018	—	—
Series C-1 preferred shares of 0.0003 par value:
98,807 shares authorized and issued outstanding at September 30, 2019 and December 31, 2018	—	—
Series D preferred shares of 0.0003 par value:
1,122,216 shares authorized, issued and outstanding at September 30, 2019 and December 31, 2018	—	—
Ordinary shares of 0.0003 par value:
83,856,887 and 84,979,103 shares authorized at September 30, 2019 and December 31, 2018; 8,580,959 and 8,276,229 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	57,459	57,101
Additional paid-in capital	11,937	10,399
Accumulated deficit	(54,890)	(35,067)
Treasury shares, at cost; 1,800 shares as at September 30, 2019 and December 31, 2018	—	—

Total Venus Concept Ltd. shareholders’ equity	14,506	32,433
Non-controlling interest	4,353	4,022

Total shareholders’ equity	18,859	36,455

Total liabilities and shareholders’ equity	$152,552	$125,130

The accompanying notes are an integral part of the condensed consolidated financial statements.

Venus Concept Ltd.

Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Leases	$16,427	$17,869	$48,812	$52,885
Products and services	9,727	7,724	29,740	21,082

Total revenue	26,154	25,593	78,552	73,967
Cost of goods sold
Leases	3,502	3,726	10,264	10,120
Products and services	3,884	2,152	11,381	6,540

Total cost of goods sold	7,386	5,878	21,645	16,660

Gross profit	18,768	19,715	56,907	57,307

Selling and marketing	9,201	9,770	28,983	26,311
General and administrative	13,556	6,605	31,731	18,631
Research and development	1,686	1,713	5,667	4,856
Provision for bad debts	889	530	2,906	1,727

Total operating expenses	25,332	18,618	69,287	51,525

(Loss) income from operations	(6,564)	1,097	(12,380)	5,782
Foreign exchange loss	396	886	409	1,675
Finance expenses	2,097	1,438	5,904	4,240

Total other expense, net	2,493	2,324	6,313	5,915
Loss before income taxes	(9,057)	(1,227)	(18,693)	(133)
Income tax (benefit) expense	(80)	(43)	867	1,027

Net loss	(8,977)	(1,184)	(19,560)	(1,160)

Allocation of net (loss) income
Loss attributable to Venus Concept Ltd.	(8,640)	(1,363)	(19,823)	(1,736)
(Loss) income attributable to non-controlling interest	(337)	179	263	576

	$(8,977)	$(1,184)	$(19,560)	$(1,160)

Net loss per share:
Basic	$(1.02)	$(0.17)	$(2.38)	$(0.21)

Weighted-average number of shares used in per share calculation:
Basic	8,472	8,233	8,345	8,184

The accompanying notes are an integral part of the condensed consolidated financial statements.

Venus Concept Ltd.

Condensed Consolidated Statement of Changes in Shareholders’ Equity

(In thousands of U.S. dollars, except share data)

(Unaudited)

	Nine Months Ended September 30, 2019
	Series A preferred shares	Series B preferred shares	Series C preferred shares	Series C-1 preferred non- voting	Series D preferred shares	Number of ordinary shares	Share capital	Additional paid-in capital	Accumulated deficit	Non- controlling interest	Total shareholders’ equity
	#	#	#	#	#	#	$	$	$	$	$
Balance, January 1, 2019	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,276,229	57,101	10,399	(35,067)	4,022	36,455
Changes during the three months ended
March 31, 2019
Net loss – Venus Concept Ltd.	—	—	—	—	—	—	—	—	(5,273)	—	(5,273)
Net income – NCI	—	—	—	—	—	—	—	—	—	168	168
Options exercised	—	—	—	—	—	6,080	7	—	—	—	7
Stock-based compensation	—	—	—	—	—	—	—	375	—	—	375

Balance, March 31, 2019	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,282,309	57,108	10,774	(40,340)	4,190	31,732

Changes during the three months ended
June 30, 2019
Net loss – Venus Concept Ltd.	—	—	—	—	—	—	—	—	(5,910)	—	(5,910)
Net income – NCI	—	—	—	—	—	—	—	—	—	432	432
Stock-based compensation	—	—	—	—	—	—	—	1,044	—	—	1,044

Balance, June 30, 2019	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,282,309	57,108	11,818	(46,250)	4,622	27,298

Changes during the three months ended
September 30, 2019											—
Net loss – Venus Concept Ltd.	—	—	—	—	—		—	—	(8,640)	—	(8,640)
Acquisition of non-controlling interest	—	—	—	—	—	—	—	(191)	—	68	(123)
Net income – NCI	—	—	—	—	—	—	—	—	—	(337)	(337)
Options exercised	—	—	—	—	—	298,650	351	(3)	—	—	348
Stock-based compensation	—	—	—	—	—	—	—	313	—	—	313

Balance, September 30, 2019	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,580,959	57,459	11,937	(54,890)	4,353	18,859

The accompanying notes are an integral part of the condensed consolidated financial statements.

Venus Concept Ltd.

Condensed Consolidated Statement of Changes in Shareholders’ Equity

(In thousands of U.S. dollars, except share data)

(Unaudited)

	Series A preferred shares	Series B preferred shares	Series C preferred shares	Series C-1 preferred non-voting	Series D preferred shares	Number of ordinary shares	Share capital	Additional paid-in capital	Accumulated deficit	Non- controlling interest	Total shareholders’ equity
	#	#	#	#	#	#	$	$	$	$	$
Balance, January 1, 2018	2,192,736	4,564,034	8,003,319	98,807	—	8,151,029	49,978	10,075	(20,108)	2,816	42,761
Changes during the three months ended
March 31, 2018
Equity issuance	—	—	—	—	1,122,216	—	6,915	—	—	—	6,915
Net loss – Venus Concept Ltd.	—	—	—	—	—	—	—	—	(1,023)	—	(1,023)
Net income – NCI	—	—	—	—	—	—	—	—	—	396	396
Purchase of non-controlling interest	—	—	—	—	—	—	—	(862)	—	405	(457)
Stock-based compensation	—	—	—	—	—	—	—	254	—	—	254

Balance, March 31, 2018	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,151,029	56,893	9,467	(21,131)	3,617	48,846

Changes during the three months ended
June 30, 2018
Net income – Venus Concept Ltd.	—	—	—	—	—	—	—	—	650	—	650
Net income – NCI	—	—	—	—	—	—	—	—	—	1	1
Options exercised	—	—	—	—	—	35,000	39	—	—	—	39
Stock-based compensation	—	—	—	—	—	—	—	309	—	—	309

Balance, June 30, 2018	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,186,029	56,932	9,776	(20,481)	3,618	49,845

Changes during the three months ended
September 30, 2018
Net income – Venus Concept Ltd.	—	—	—	—	—	—	—	—	(1,363)	—	(1,363)
Net income – NCI	—	—	—	—	—	—	—	—	—	179	179
Options exercised	—	—	—	—	—	90,200	170	(1)	—	—	169
Stock-based compensation	—	—	—	—	—	—	—	328	—	—	328

Balance, September 30, 2018	2,192,736	4,564,034	8,003,319	98,807	1,122,216	8,276,229	57,102	10,103	(21,844)	3,797	49,158

The accompanying notes are an integral part of the condensed consolidated financial statements.

Venus Concept Ltd.

Condensed Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
	$	$
Operating activities
Net loss	(19,560)	(1,160)
Changes to reconcile net income (loss) to cash used in operating activities
Depreciation and amortization	1,064	734
Stock-based compensation expense	1,732	891
Provision for bad debts	2,906	1,727
Provision for obsolescence	496	374
Financing fees	521	455
Accretion on long-term debt	108	108
Capitalized interest on debt	—	909
Interest on convertible promissory notes	370	—
Deferred tax expense	467	310
Change in fair value of earn-out liability	678	—
Changes in operating assets and liabilities:
Inventories	3,988	(5,369)
Trade receivables, short- and long-term	(19,102)	(30,577)
Unearned interest income	158	1,032
Prepaid expenses	371	565
Other current assets	(2,865)	(364)
Severance pay funds	(58)	101
Trade payables	(860)	1,405
Accrued expenses and other current liabilities	4,193	3,934
Other long term assets	(157)	639
Other long term liabilities	(317)	(1,615)

Net cash used in operating activities	(25,867)	(25,901)

Investing activities
Issuance of subordinated promissory notes	(4,500)	—
Purchase of property and equipment	(617)	(417)
Cash paid for purchase of non-controlling interest	(123)	(457)
Acquisition of business	—	(7,502)

Cash used in investing activities	(5,240)	(8,376)

Financing activities
Proceeds from issuance of Series D preferred shares, net of cash issuance costs of $85	—	6,915
Proceeds from issuance of long-term debt, net of cash financing fees of $260	9,740	14,224
Proceeds from issuance of convertible promissory notes, net of cash issuance costs of $280	28,770	—
Drawdown on line of credit	1,917	—
Proceeds from exercise of options	355	208
Payment of earn-out liability	(451)	—
Payment of installment payments	(250)	—

Cash provided by financing activities	40,081	21,347

Increase (decrease) in cash and cash equivalents	8,974	(12,930)
Cash and cash equivalents, beginning of period	6,758	20,194

Cash and cash equivalents, end of period	15,732	7,264

Non-cash investing activity
Earn-out liability	—	1,177

Purchase of non-controlling interest	68	405

Supplemental information
Cash paid during the period for income taxes	529	510

Cash paid during the period for interest	4,620	2,773

The accompanying notes are an integral part of the condensed consolidated financial statements.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

1.	Description of business

Venus Concept Ltd. (“Venus” or the “Company”) was incorporated in 2009 under the laws of the State of Israel and is a global medical technology company. The Company and its subsidiaries develop, manufacture and commercialize safe, efficacious, and easy-to-use aesthetic technologies. The Company designs and sells a full-suite of aesthetic and medical products and markets its current products primarily to physicians interested in providing minimally invasive and non-invasive procedures and to aesthetic medical spas.

Merger with Restoration Robotics

On March 15, 2019, the Company entered into an agreement (as amended on August 14, 2019 and October 31, 2019) (the “Merger Agreement”) with Radiant Merger Sub Ltd. (the “Merger Sub”), a company organized under the laws of Israel and a wholly-owned subsidiary of the Company, and Restoration Robotics, Inc. (“Restoration Robotics”), a company incorporated in the state of Delaware, to combine the companies in an all-stock transaction (the “Merger”). The Merger Agreement (as amended on August 14, 2019 and October 31, 2019) and the Merger have been approved by the Company’s board of directors (the “Board”) and the board of directors of Restoration Robotics (the “Restoration Robotics Board”). The Merger was completed on November 7, 2019 (see Note 21).

Immediately following completion of the Merger, Venus Concept Inc. (formerly Restoration Robotics) effected a 15-for-1 reverse stock split of Venus Concept Inc. common stock (the “Reverse Stock Split”). The Merger and the Reverse Stock Split were approved by Venus Concept Inc.’s stockholders on October 4, 2019. As a result of the Reverse Stock Split 29,667,622 shares of the combined company’s common stock were outstanding. (see Note 21).

The Merger Agreement provided that, upon the terms and subject to the satisfaction or waiver of the conditions set forth therein, the Merger Sub would be merged with and into the Company, with Venus continuing as the surviving company, as a wholly-owned subsidiary of Restoration Robotics.

Under the terms of the Merger Agreement, immediately after the Merger, shareholders of the Company and Restoration Robotics would own approximately 85% and 15%, respectively, of the combined company, on a fully diluted basis, without giving effect to the shares issued in the Equity Financing as defined below.

EW Healthcare Partners, a beneficial owner of Venus and affiliate of a director on the Board, had committed to lead a $21,000 equity investment in the convertible promissory notes of Venus priced at $6.996 per share, post split (the “Equity Financing”). The convertible promissory notes converted into the combined company’s common stock immediately following the closing of the Merger (see Note 17). In addition, the following investors participated in the Equity Financing: HealthQuest Capital, Madryn Asset Management, Longitude Capital Management, Fred Moll, and Aperture Venture Partners. In addition to the Equity Financing, Fred Moll and InterWest Partners funded a $5,000 convertible note to Restoration Robotics, which converted into the combined company’s common stock at the closing of the Equity Financing, at a price of $6.996 per share.

In conjunction with the Merger, the Company and Restoration Robotics agreed to enter into a securities purchase agreement with certain investors pursuant to which the combined company, after the completion of the Merger, would issue and sell to the investors in a private placement the common stock of the combined company, par value $0.0001 per share, and warrants to purchase the common stock of the combined company at an exercise price of $6.00 per share (the “Concurrent Financing”) (see Note 21).

2.	Summary of Significant Accounting Policies

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and, as such, the condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company has reported recurring net losses and negative cash flows from operations. As of September 30, 2019 and December 31, 2018, the Company had an accumulated deficit of $54,890 and $35,067, respectively. Further, during the periods ended June 30, 2019 and September 30, 2019, the Company was not in compliance with certain financial covenants associated with credit facilities with City National Bank of Florida (see Note 11). In addition, during the period ended June 30, 2019 the Company was not in compliance with certain financial covenants associated with its loan agreement with Madryn Health Partners, LP (see Note 16). The Company received waivers from the City National Bank of Florida for the periods ended June 30, 2019 and September 30, 2019 and a waiver from Madryn Health Partners, LP for the period ended June 30, 2019. The Company’s recurring net losses and negative cash flows from operations raise substantial doubt about the Company’s ability to continue as a going concern within 12 months from the date that the condensed consolidated financial statements are issued.

In order to continue its operations, the Company must achieve profitable operations and/or obtain additional equity investment or debt financing. Until the Company achieves profitability, management plans to fund its operations and capital expenditures through borrowings and issuance of capital stock. The Company completed convertible note offerings completed in June 2019 and August 2019 (see Note 17) and the Concurrent Financing (see Note 21). Until the Company generates revenue at a level to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital, it may be compelled to reduce the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets. These condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts or amounts and classification of liabilities that might result from the uncertainty.

Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2018. Since the date of those consolidated financial statements, there have been no changes to its significant accounting policies.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Accordingly, certain information and footnote disclosures required by GAAP for complete financial statements have been condensed or omitted. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments of a normal and recurring nature that are necessary for the fair presentation of the Company’s condensed consolidated financial statements. The condensed consolidated financial information disclosed in these notes to the condensed consolidated financial statements related to the nine-month periods are also unaudited. The condensed consolidated results of operations for the interim periods are not necessarily indicative of the results to be expected for the year ending December 31, 2019, or for any other future annual or interim period. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2018.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Venus Concept Ltd., its wholly-owned subsidiaries, which are organized in the United States, Spain, Canada, Mexico, Japan, Korea, Germany, France, Argentina, Colombia, Australia, Israel and the United Kingdom and its majority-owned subsidiaries, which are organized in Hong Kong, China, India, South Africa, Russia, Kazakhstan, Singapore, Vietnam, Italy and Bulgaria. All intercompany accounts and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions made in the accompanying unaudited condensed consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, inventory valuation, stock-based compensation, warranty accrual and the recoverability of the Company’s deferred tax assets and related valuation allowance. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates.

3.	Business combinations

On July 4, 2019, the Company acquired the remaining 49% minority interest shares of Venus Concept Israel Ltd. for total consideration of $123. Acquisition-related costs were expensed as incurred and amounted to $19 for the three and nine months ended September 30, 2019.

On February 15, 2018, the Company acquired the assets and liabilities of NeoGraft. The primary reason for this acquisition was to expand the product offering to hair restoration solutions. Acquisition-related costs were expensed as incurred and amounted to $67 for the three and nine months ended September 30, 2018. Pro forma results of operations have not been presented because the effect of this acquisition was not material to the results of operations. For the three and nine months ended September 30, 2018, revenues related to NeoGraft were $1,584 and $5,517, respectively. For the three and nine months ended September 30, 2018, net financial results related to NeoGraft were net loss of $490 and net income of $404, respectively.

The total consideration for the acquisition was $8,679, of which $500 was held back at closing of the acquisition and is payable in two annual installments of $250 beginning one year from the closing date. As of September 30, 2019, $250 remains payable by the Company.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

The following table sets out the allocation of the purchase price:

Cash on closing	$7,502
Installment payments	500
Contingent earn-out payments	677

Total purchase price	$8,679

Net assets acquired
Inventory	1,315
Accounts receivable	44
Fixed assets	7
Accounts payable	(990)
Customer relationships	1,400
Brand	1,300
Supplier agreement	3,000

Fair value of net assets acquired	$6,076

Goodwill	$2,603

The measurement period for the above business combination has closed, and there have been no adjustments to the allocation of the purchase price.

Goodwill is primarily related to sales growth from future product and service offerings and new customers. The goodwill of NeoGraft is deductible for tax purposes under the cumulative eligible capital expenditures deduction in Canada.

The weighted average life of the acquired intangibles as of the acquisition date was as follows:

Customer relationships	14 years
Brand	9 years
Supplier agreement	9 years

4.	Cash and Cash Equivalents

A summary of the Company’s cash and cash equivalents is as follows:

	September 30, 2019	December 31, 2018
	$	$
Cash	15,651	6,658
Restricted deposit	20	19
Guaranteed investment certificates (“GIC”)	61	81

	15,732	6,758

The restricted deposit is a balance held in Bank Hapoalim in Israel for collateral against rent and credit cards. The GICs bear interest at 0.50%, mature on dates ranging from July 10, 2020 to October 5, 2020, and are convertible into cash upon notice by the Company.

5.	Accounts Receivable

A summary of the Company’s financing receivables is as follows:

	September 30, 2019	December 31, 2018
	$	$
Gross financing receivables	80,721	78,962
Unearned interest income	(5,759)	(5,601)
Allowance for doubtful accounts	(3,406)	(4,408)

	71,556	68,953

Reported as:
Current trade receivables	39,399	35,314
Current unearned interest income	(3,965)	(3,849)
Long-term trade receivables	37,916	39,240
Long-term unearned interest income	(1,794)	(1,752)

	71,556	68,953

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

Current subscriptions are reported as part of current trade receivables and relate to the Company’s products that are sold under subscription contracts. Under the subscription contracts, title passes to the customer at the earlier of the end of the lease term or when payment is received in full, which is generally 36 months. These arrangements are considered to be sales-type leases, where the present value of all cash flows to be received within the arrangement is recognized upon shipment to the customer as lease revenue.

The following are the contractual commitments, net of allowance for doubtful accounts, to be received by the Company over the next five years related to subscription contracts:

	Total	September 30, 2020	September 30, 2021	September 30, 2022	September 30, 2023	September 30, 2024
	$	$	$	$	$	$
Current financing receivables	39,399	39,399	—	—	—	—
Long-term financing receivables	37,916	—	27,810	9,939	167	—

	77,315	39,399	27,810	9,939	167	—

For the three and nine months ended September 30, 2019, the provision for bad debts was $889 and $2,906, respectively. For the three and nine months ended September 30, 2018, the provision for bad debts was $530 and $1,727, respectively. The Company maintains an allowance for doubtful accounts for estimated losses, primarily related to subscription contracts. In the fourth quarter of 2018, the Company recorded a provision for bad debts of $8,300 against the receivable of a large U.S. national account customer that filed for Chapter 11 bankruptcy in February 2019.

A summary of the Company’s activity for the allowance for doubtful accounts is as follows:

	2019	2018
	$	$
Allowance for doubtful accounts
Beginning balance at January 1	4,408	2,417
Writeoffs	(1,064)	(67)
Provision	561	542

Balance at March 31	3,905	2,892
Writeoffs	(2,027)	(205)
Provision	1,456	655

Balance at June 30	3,334	3,342
Writeoffs	(817)	(713)
Provision	889	530

Balance at September 30	3,406	3,159

6.	Inventories

A summary of the Company’s inventory is as follows:

	September 30, 2019	December 31, 2018
	$	$
Raw material	142	92
Work in progress	1,601	1,323
Finished goods	14,034	18,846

	15,777	20,261

The Company’s inventory is made up primarily of newly produced units and applicators, refurbishment cost from demos, and used equipment which were reacquired during the year from upgraded sales. For the three and nine months ended September 30, 2019, the Company expensed $5,829 and $17,142, respectively, in cost of goods sold. For the three and nine months ended September 30, 2018, the Company expensed $5,353 and $13,942, respectively, in cost of goods sold. For the three and nine months ended September 30, 2019 and September 30, 2018, respectively, the balance of cost of goods for sold represents the cost of applicators, parts, and warranty.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

The Company provides for excess and obsolete inventories when conditions indicate that the inventory cost is not recoverable due to physical deterioration, usage, obsolescence, reductions in estimated future demand and reductions in selling prices. Inventory provisions are measured as the difference between the cost of inventory and net realizable value to establish a lower cost basis for the inventories. During the three and nine months ended September 30, 2019, the Company recorded a provision for obsolescence of $61 and $496, respectively. During the three and nine months ended September 30, 2018, the Company recorded a provision for obsolescence of $132 and $374, respectively.

7.	Other current assets

A summary of the Company’s other current assets is as follows:

	September 30, 2019	December 31, 2018
	$	$
Advances to suppliers	3,437	1,732
Deferred expenses	111	620
Recoverable taxes	782	124
Other current assets	2,311	1,299

	6,641	3,775

8.	Property and Equipment

A summary of the Company’s property and equipment is as follows:

	September 30, 2019	December 31, 2018
	$	$
Cost
Lab equipment tooling and molds	3,581	3,379
Office furniture and equipment	1,239	974
Leasehold improvements	1,052	948
Computers and software	816	783
Vehicles	16	70

Total	6,704	6,154

Accumulated depreciation
Lab equipment tooling and molds	1,785	1,437
Office furniture and equipment	364	319
Leasehold improvements	640	483
Computers and software	570	496
Vehicles	10	38

Total	3,369	2,773

Property and equipment, net	3,335	3,381

A summary of the Company’s depreciation expense related to property and equipment is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	$	$	$	$
Cost of goods sold	48	34	140	95
Research and development	73	41	227	171
Sales and marketing	9	2	38	15
General and administrative	65	15	258	155

	195	92	663	436

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

9.	Intangible Assets

A summary of the Company’s intangible assets related to the business acquisition (see Note 3) is as follows:

	September 30, 2019	December 31, 2018
	$	$
Cost
Customer relationships	1,400	1,400
Brand	1,300	1,300
Supplier agreement	3,000	3,000

	5,700	5,700

Accumulated amortization
Customer relationships	106	56
Brand	237	125
Supplier agreement	506	267

	849	448

Intangible assets	4,851	5,252

A summary of the Company’s amortization of intangible assets is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	$	$	$	$
General and administrative	134	149	401	298

10.	Notes Receivable

On July 5, 2019, the Company agreed to loan Restoration Robotics $2,500 of the proceeds from the issuance of the Company’s convertible notes pursuant to a subordinated promissory note (the “First Restoration Note”). The First Restoration Note is subordinated to the Solar Capital Ltd. Loan agreement pursuant to a subordination agreement between Solar Capital Ltd. and the Company dated June 25, 2019. The First Restoration Note accrues interest at a rate of 8.00% per annum and matures on November 30, 2019.

On August 14, 2019, pursuant to the terms of the equity commitment letter, The Company agreed to loan Restoration Robotics $2,500 of the proceeds from the August 2019 issuances of the Company’s unsecured senior subordinated convertible promissory notes. The loan was supposed to be made in three installments: $1,000 by August 30, 2019, $1,000 by September 30, 2019 and $500 by October 15, 2019, in each case subject to the satisfaction of the conditions thereto. The third installment of $500 was never made as the conditions were not met. The Company’s loan to Restoration Robotics is subordinated to the Solar Capital Ltd. loan agreement pursuant to a subordination agreement between Solar Capital Ltd. and the Company dated June 25, 2019. The loan to Restoration Robotics accrues interest at a rate of 8.00% per annum and matures on November 30, 2019.

As of September 30, 2019, the principle amount of Venus Concept notes receivable outstanding was $4,500, accrued interest receivable is $56.

11.	Credit facility

The Company has an agreement with City National Bank of Florida whereby City National Bank of Florida agreed to provide a revolving credit facility to certain of the Company’s subsidiaries in the maximum principal amount of $10,000 to be used to finance working capital requirements.

As of September 30, 2019 and December 31, 2018, the Company had $7,572 and $5,655 outstanding, respectively, under the revolving credit facility, which bears interest at LIBOR plus 3.25%, which amounted to a weighted average interest rate of 5.60% and 5.70% for the nine months ended September 30, 2019 and year ended December 31, 2018, respectively.

In April 2019, the Company expanded its revolving credit facility with City National Bank of Florida from $7,500 to $10,000. As part of this amendment, the Company was required to complete the Merger and obtain the Equity Financing (see Note 1), and otherwise would be required to repay the excess of the loan over $7,500 by November 15, 2019.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

The credit facility is secured by accounts receivable and inventory and requires the Company to maintain either a minimum cash balance in deposit accounts or a maximum total liability to tangible net worth ratio and a minimum debt service coverage ratio. As of September 30, 2019 and December 31, 2018, the Company was in compliance with maintaining the maximum total liability to tangible net worth ratio. To be in compliance with maintaining the minimum debt service coverage ratio as of December 31, 2018, the Company received a waiver to exclude write-offs from a large U.S. national account from the ratio (see Note 5). An event of default under this agreement would cause a default under the Madryn agreement (see Note 15). As at March 31, 2019, the Company was not in compliance with the minimum debt service coverage ratio. In June 2019, the Company received a waiver removing the requirement to meet the minimum debt service coverage ratio for the period ended March 31, 2019.

As of June 30, 2019, Venus Concept was not in compliance with the minimum debt service coverage ratio under its credit facility with City National Bank of Florida. In July 2019, the Company received a waiver removing the requirement to meet the minimum debt service coverage ratio for the period ended June 30, 2019 and agreed that future periods would not be measured until August 30, 2019. City National Bank of Florida has provided a waiver for cross defaults arising under the Madryn loan agreement through August 30, 2019.

On August 19, 2019, the City National Bank of Florida credit facility was further amended to require the consummation on or before October 15, 2019 of both the Merger and an equity financing of at least $20,000.

As of September 30, 2019, the Company was not in compliance with the minimum debt service coverage ratio under its credit facility with City National Bank of Florida. On October 30, 2019 the City National Bank of Florida credit facility was further amended to require the consummation of the Merger on or before November 15, 2019. If the Merger was not consummated by November 15, 2019, an event of default would occur under the City National Bank of Florida credit and the outstanding principal balance of loans in excess of $7,500 would have been required to be repaid. In addition, the City National Bank of Florida amended the minimum debt service coverage ratio covenant calculation, reaffirmed its prior waiver as of June 30, 2019 and provided the Company with a waiver removing the requirement to meet the minimum debt service coverage ratio as of September 30, 2019.

12.	Commitments and contingencies

Commitments

The premises of the Company and its subsidiaries are leased under various operating lease agreements, which expire on various dates. Rent expense for the three and nine months ended September 30, 2019 was $416 and $1,304, respectively. Rent expense for the three and nine months ended September 30, 2018 was $374 and $1,191, respectively.

Future minimum annual office lease commitments and purchase commitments with manufacturers as of September 30, 2019 are as follows:

	Office Leases	Purchase Commitments	Total
	$	$	$
October 1, 2019 to December 31, 2019	295	6,404	6,699
2020	746	—	746
2021	649	—	649
2022	564	—	564
2023	497	—	497
2024	258	—	258
Thereafter	1,467	—	1,467

	4,476	6,404	10,880

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

Future minimum annual office lease commitments and purchase commitments with manufacturers as of December 31, 2018 are as follows:

	Office Leases	Purchase Commitments	Total
	$	$	$
2019	815	4,664	5,479
2020	566	—	566
2021	409	—	409
2022	318	—	318
2023	238	—	238

	2,346	4,664	7,010

The Company has also committed to quarterly earn-out payments as part of its purchase obligation of the business combination described in Note 3 of these unaudited condensed consolidated financial statements. The amount due is 5.00% of NeoGraft equipment sales and services that occur within the quarter; measurements and payments continued through September 30, 2019. As of September 30, 2019, and December 31, 2018, the balance of the earn-out liability was $1,177 and $950, respectively, which includes deferred payments and is presented as part of other long-term liabilities.

Contingencies

In the normal course of business, the Company is involved in various claims. The Company is also subject to regulatory matters within jurisdictions of the Company’s operations. The outcome of these claims and regulatory matters as of September 30, 2019 and December 31, 2018 cannot be determined with certainty.

13.	Shareholders’ equity

Share Option Plan

In November 2010, the Company’s Board adopted a share option plan (the “2010 Share Option Plan”) pursuant to which some of the Company’s ordinary shares are reserved for issuance upon the exercise of options to be granted to directors, officers, employees and consultants of the Company. As of September 30, 2019, the number of ordinary shares reserved for issuance and available for grant under the Share Option Plan was 1,409,532.

During the nine months ended September 30, 2019, the Company granted options to purchase 240,500 ordinary shares. The Company recorded stock-based compensation expense for options granted during the three and nine months ended September 30, 2019 of $44 and $85, respectively. The Company recorded stock-based compensation expense for options granted during the three and nine months ended September 30, 2018 of $117 and $216, respectively. As of September 30, 2019, there were 5,386,368 options outstanding. The weighted average fair value of options granted during the nine months ended September 30, 2019 was $4.57 per share. As of September 30, 2019, the total unrecognized stock-based compensation balance for unvested options was $7,946, which is expected to be recognized over 4.3 years.

Total stock-based compensation recorded related to options granted to employees and non-employees was allocated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	$	$	$	$
Research and development	9	14	58	39
Selling and marketing	112	110	694	297
General and administrative	192	204	980	555

Total stock-based compensation expense	313	328	1,732	891

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

14.	Income taxes

A reconciliation of income tax expense is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	$	$	$	$
(Loss) income before income taxes	(9,057)	(1,227)	(18,693)	(133)
Tax (benefit) expense at statutory rate (25.1% in 2019, 23.8% in 2018)	(2,273)	(292)	(4,692)	(32)
Differences in jurisdictional rates	(496)	(51)	(482)	59
Recognition of losses	116	804	725	2,036
Valuation allowance	2,311	(497)	4,857	(1,082)
Non-deductible expenses	262	(7)	459	46

Total income tax (benefit) expense	(80)	(43)	867	1,027

Net (loss) income	(8,977)	(1,184)	(19,560)	(1,160)

15.	Segment information

Segment reporting is based on how management organizes the Company’s operating segments where separate financial information is made available to and evaluated regularly by the chief operating decision maker in allocating resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”), who makes decisions on allocating resources and in assessing performance. The CEO reviews the Company’s condensed consolidated results as one operating segment. In making operating decisions, the CEO primarily considers condensed consolidated financial information, accompanied by disaggregated information about revenues by geography and revenue by type. The Company’s CEO views its operations, manages its business, and uses one measurement of profitability for the one operating segment, which designs and sells a full-suite of aesthetic and medical products and services, to physicians interested in providing non-invasive procedures and to aesthetic medical spas. Substantially all of the Company’s long-lived assets are located in Israel.

The following table presents the revenue disaggregated by geographic area:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
United States	$10,118	$9,653	$31,337	$29,643
Israel	1,523	1,108	3,688	3,023
International	14,513	14,832	43,527	41,301

Total revenue	$26,154	$25,593	$78,552	$73,967

Revenue by type is a key indicator for providing management with an understanding of the Company’s financial performance, which is organized into four different categories:

1.	Lease revenue – includes all system sales with typical lease terms of 36 months.

2.	System revenue – includes all systems sales with payment terms within 12 months.

3.	Product revenue – includes skincare, hair and other consumables payable upon receipt.

4.	Service revenue – includes NeoGraft technician services, ad agency services and extended warranty sales.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

The following table presents the revenue by type:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Lease revenue	$16,427	$17,869	$48,812	$52,885
System revenue	7,105	6,081	21,189	16,011
Product revenue	1,167	1,093	4,117	3,193
Service revenue	1,455	550	4,434	1,878

Total revenue	$26,154	$25,593	$78,552	$73,967

16.	Long-term debt

The following table presents the Company’s long-term debt:

	September 30, 2019	December 31, 2018
	$	$
Due to Madryn Health Partners, LP	60,000	50,000
Accrued “payment-in-kind” interest	2,700	2,700
Value of warrants allocated to additional paid-in capital	(791)	(899)
Financing fees	(1,489)	(1,229)
Accumulated interest accretion	561	320

	60,981	50,892

On October 11, 2016, the Company entered into a loan agreement with Madryn, which was amended on August 14, 2018. As of September 30, 2019, the Company has drawn on the term A-1, A-2, and B borrowings for gross debt of $60,000. As of December 31, 2018, the Company has drawn on the term A-1 and A-2 borrowings for gross debt of $50,000. The term C tranche was available at the discretion of Madryn on or prior to September 30, 2019.

In connection with the Madryn loan agreement, Venus Concept issued three types of 10-year warrants to funds affiliated with Madryn. As of September 30, 2019, the Madryn funds held warrants to purchase 150,000 ordinary shares at a price of $5.0604 per share, 150,000 Series B preferred shares at a price of $5.0604 per share, and 12,000 Series C preferred shares at a price of $5.0604 per share.

Effective August 14, 2018, interest on the Madryn loan is 9.00%, payable quarterly. Previously, interest was payable quarterly, at the Company’s option, as follows: cash interest 9.00% during the interest only period, which was three years or twelve principal payments after closing, plus an additional 4.00% rate, considered payment-in-kind (“PIK”). The Company has the option of settling the PIK interest in cash or adding PIK interest to the principal amount of the loan.

Previously, if all or any portion of the loans under the Madryn loan agreement are prepaid, then a prepayment premium must be paid equal to: (i) 6.00% of the loans prepaid if prepaid on or prior to August 31, 2019, (ii) 4.50% if prepaid after August 31, 2019 but on or prior to August 31, 2020, (iii) 3.00% if prepaid after August 31, 2020 but on or prior to February 28, 2021, (iv) 2.00% if prepaid after February 28, 2021 but on or prior to August 31, 2021, (v) 1.00% if prepaid after August 31, 2021 but on or prior to February 28, 2022, and (vi) 0.00% if prepaid after February 28, 2022.

On the 24th payment date following the closing date, December 31, 2022, the aggregate outstanding principal amount of the loans, together with any accrued and unpaid interest thereon and all other amounts due and owing under the loan agreement will become due and payable in full.

The Company has committed to pay the following annual amounts, which include interest to Madryn, on a quarterly basis and include amounts that have been paid as of September 30, 2019:

$
2019	5,418
2020	5,643
2021	5,643
2022	68,343

85,047

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

The covenants under the loan agreement with Madryn require the Company to achieve minimum reported revenue targets and minimum levels of cash on hand in certain subsidiaries. As of June 30, 2019, the Company was not in compliance with the minimum liquidity covenant under its loan agreement with Madryn. Additionally, the Company failed to timely pay an interest payment due June 28, 2019 as required by its loan agreement with Madryn; however, this interest payment was subsequently made by the Company on July 10, 2019.

On July 26, 2019, the Company and Madryn executed a waiver and amendment to the Madryn loan agreement pursuant to which Madryn lowered the liquidity covenant from $2,000 to $200 through the earlier of August 30, 2019 or the time the Company raised $21,000 in additional equity. Madryn waived the existing events of default. In addition, the amendment to the Madryn loan agreement included, among other changes, a requirement that the Company complete an equity financing with proceeds of $21,000 no later than August 30, 2019. This financing was completed as described above in the Note 2.

Subsequent to the amendment, if all or any portion of the loans under the Madryn loan agreement are prepaid, then a prepayment premium must be paid equal to: (i) 8.00% of the loans prepaid if prepaid on or prior to August 31, 2019, (ii) 6.50% if prepaid after August 31, 2019 but on or prior to August 31, 2020, (iii) 5.00% if prepaid after August 31, 2020 but on or prior to February 28, 2021, (iv) 4.00% if prepaid after February 28, 2021 but on or prior to August 31, 2021, (v) 3.00% if prepaid after August 31, 2021 but on or prior to February 28, 2022, and (vi) 2.00% if prepaid after February 28, 2022.

As of September 30, 2019, the Company was in compliance with minimum reported revenue targets and minimum levels of cash on hand in certain subsidiaries requirements.

In connection with the Merger (see Note 1), a consent from Madryn was required. If the Merger closed without Madryn’s consent, the Company would be in default under the Madryn loan agreement, which would also cause a default under the credit facility with City National Bank of Florida. The consent was obtained by the Company on November 7, 2019, the date of the Merger completion (as described in Note 21).

As of September 30, 2019, the Company was not in compliance with the minimum debt service coverage ratio under its credit facility with City National Bank of Florida. Failure to comply with the covenants under the City National Bank of Florida credit facility would result in a default, which would also cause a default in the Madryn loan agreement. City National Bank of Florida has provided a waiver for cross defaults arising under the Madryn loan agreement through September 30, 2019.

17.	Convertible promissory notes

There were $29.4 million and no convertible promissory notes outstanding as of September 30, 2019 and December 31, 2018, respectively.

In June 2019, the Company issued unsecured senior subordinated convertible promissory notes in the aggregate principal amount of $7,800. Debt issuance costs associated with the initial closing approximated $280.

In August 2019, the Company issued an aggregate of $21.25 million of additional unsecured senior subordinated convertible promissory notes to the equity commitment letter investors pursuant to an amended equity commitment letter. The funding of the investments included two separate financings. As a first interim financing, the Company issued unsecured senior subordinated convertible promissory notes to twelve investors for gross proceeds of $7,200. Debt issuance costs associated with the financing approximated $760. Of the $7,200 in gross proceeds, $6,950 was applied to the equity commitment letter in the first interim financing and $250 was not applied to the equity commitment letter. For the second interim financing the Company issued unsecured senior subordinated convertible promissory notes to nine investors for gross proceeds of $14,050. Debt issuance costs associated with the financing approximated $400.

The convertible notes issued by the Company in June 2019 and August 2019 are collectively referred to as the “2019 Notes”. The 2019 Notes bear interest at a rate of 8.00% per annum, are unsecured and are due and payable, including accrued interest, on the thirtieth day following the termination of the Merger. In the event of a qualified sale of equity securities to one or more investors resulting in gross proceeds to the Company of at least $5,000, all principal and accrued and unpaid interest under the 2019 Notes was convertible, at the option of the holder, into a number of shares of the Company’s class of equity securities issued in such a financing equal to the outstanding principal and accrued but unpaid interest under the 2019 Notes, divided by an amount equal to the issuance price of such equity securities in such a financing. When the Merger was consummated, all outstanding principal and any accrued and unpaid interest under the 2019 Notes was automatically converted into a number of shares of fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Restoration Robotics, calculated by dividing the outstanding principal amount of the 2019 Notes (and any accrued and unpaid interest under the 2019 Notes) by the post-merger conversion price of $6.996 per share. In the event the Merger was terminated, all outstanding principal and any accrued and unpaid interest under the 2019 Notes would have converted, at the option of the holder, into a number of shares of Venus Series D preferred shares, par value New Israeli Shekel (“NIS”) 0.001 per share, of the Company calculated by dividing the outstanding principal amount of the 2019 Notes (and any accrued and unpaid interest under the 2019 Notes) by the initial pre-merger conversion price of $6.23766 per share, which is subject to adjustment.

The terms of the 2019 Notes provided that: (i) all outstanding principal and interest was due and payable in cash upon an event of default, as defined in the 2019 Notes agreement; (ii) amounts outstanding under the 2019 Notes were not prepayable without the written notice of the holder, without premium or penalty; and (iii) the 2019 Notes were subordinated to the Madryn and City National Bank of Florida indebtedness pursuant to subordination agreements with each holder and Madryn and City National Bank of Florida. There were no financial or negative covenants associated with the 2019 Notes.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

In connection with the 2019 Notes, the Company paid legal costs of $1,440 which were recorded as a debt discount. The debt discount was amortized at an effective interest rate of 18.46% using the effective interest method over the term of the 2019 Notes. In connection with the 2019 Notes, the Company recognized interest expense of $370 during the three and nine months ended September 30, 2019.

18.	Financial instruments

(a)	Fair value

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values as of September 30, 2019 and December 31, 2018, respectively:

	As of September 30, 2019
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Restricted deposit	—	20	—	20
GIC	—	61	—	61
Earn-out liability	—	—	1,177	1,177

	As of December 31, 2018
	Level 1	Level 2	Level 3	Total
	$	$	$	$
Restricted deposit	—	19	—	19
GIC	—	81	—	81
Earn-out liability	—	—	950	950

The earn-out liability is measured using discounted cash flow techniques, with the expected cash outflows estimated based on the probability of assessment of the acquired business achieving the revenue metrics required for payment. Expected future revenues of the acquired business and the associated estimate of probability are not observable inputs. The payments due are based on point in time measurements of the metrics quarterly for two years from the acquisition date.

The following table provides a roll forward of the aggregate fair values of the earn-out liability as of September 30, 2019, for which fair value is determined using Level 3 inputs:

Earn-out liability
$
Balance as of January 1, 2019	950
Payments	(90)
Change in fair value	161

Balance as of March 31, 2019	1,021
Payments	(48)
Change in fair value	417

Balance as of June 30, 2019	1,390

Payments	(313)
Change in fair value	100

Balance as of September 30, 2019	1,177

There were no material changes in the fair value of the earn-out liability for the three and nine months ended September 30, 2018.

Changes in the fair value of the earn-out liability were recognized in finance expenses in the condensed consolidated statement of operations.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

(b)	Concentrations of credit risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, accounts receivable and long-term receivables. The Company’s cash and cash equivalents are invested primarily in deposits with major banks worldwide, as such minimal credit risk exists with respect to such investments. The Company’s trade receivables are derived from global sales to customers. An allowance for doubtful accounts is provided with respect to all balances deemed doubtful of collection.

No single customer represented more than 5.00% of total revenue for any of the three and nine months ended September 30, 2019 and September 30, 2018. No single customer represented more than 2.00% of trade receivables as of September 30, 2019 and December 31, 2018.

19.	Net loss per share

The following table sets forth the computation of basic net loss per share and the weighted average number of shares used in computing basic net loss per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(8,977)	$(1,184)	$(19,560)	$(1,160)
Net loss allocated to common shareholders	$(8,640)	$(1,363)	$(19,823)	$(1,736)

Weighted average shares of common stock outstanding used in computing net loss per share, basic	8,472	8,233	8,344	8,184
Net loss per share:
Basic	$(1.02)	$(0.17)	$(2.38)	$(0.21)

Diluted net loss per share is the same as basic loss per share for the periods in which the Company had a net loss because the inclusion of outstanding common stock equivalents would be anti-dilutive.

20.	Related party transactions

All amounts were at recorded at the exchange amount, which is the amount established and agreed to by the related parties. The following are transactions between the Company and parties related through employment.

Services Agreement

In 2016, Ipsum Management (S) Pte. Ltd. (“Ipsum”) began providing marketing and sales support services to the Company’s subsidiary in Singapore. One of the senior executives of the Company is the sole shareholder of Ipsum. For the three and nine months ended September 30, 2019, the fees charged by Ipsum were $0. For the three and nine months ended September 30, 2018, the fees charged by Ipsum were $13 and $39, respectively. These amounts are reported as part of selling and marketing expenses. No amounts were outstanding as at September 30, 2019 and December 31, 2018.

Non-Interest Demand Loan to PT Neoasia Medical

On July 1, 2016, a senior manager of the Company transferred 100.00% of his shares in Inphronics Limited to the Company, making it a wholly-owned subsidiary. At such time, an unsecured non-interest-bearing working capital loan to PT Neoasia Medical, a subsidiary of Inphronics Limited, that was previously provided by the senior manager of the Company was outstanding. As of September 30, 2019 and December 31, 2018, the outstanding amount of the loan was Indonesian rupiah (“IDR”) 6.9 billion, which is equivalent to $486 and $477, respectively. This loan is reported as part of accrued expenses and other current liabilities.

Distribution agreements

On January 1, 2018, the Company entered into a new Distribution Agreement with Technicalbiomed Co., Ltd. (“TBC”), pursuant to which TBC will continue to distribute the Company’s products in Thailand. A senior manager of the Company is a 30.00% shareholder of TBC. For the three and nine months ended September 30, 2019, TBC purchased products in the amount of $97 and $278, respectively, under this distribution agreement. For the three and nine months ended September 30, 2018, TBC purchased products in the amount of $225 and $385, respectively, under this distribution agreement. These sales are included in products and services revenue.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

Intellectual Property Transfer Agreement

In August 2013, the Company entered into a license agreement for the rights to an invention for fractional radio frequency treatment of the skin with the developers of the technology. Pursuant to the license agreement, the developers, amongst which one is a senior executive of the Company, granted to the Company an exclusive worldwide, perpetual, irrevocable license to develop and commercialize their inventions and any product into which it is integrated. As consideration for such license, the Company agreed to pay the developers 7.00% of the gross income received by the Company from sales of the Venus Viva system and the related consumables and $1.50 per Venus Versa system, up to an aggregate amount of $3,000. For the three and nine months ended September 30, 2019, the Company paid $603 and $806, respectively, in royalties. For the three and nine months ended September 30, 2018, the Company paid $245 and $609, respectively, in royalties. The royalties are reported under research and development expense in the condensed consolidated financial statements. As of September 30, 2019 and December 31, 2018, $0 and $101, respectively, was outstanding and reported as part of trade payables.

21.	Subsequent events

Subsequent events were evaluated through December 2, 2019, the date of issuance.

City National Bank of Florida Credit Facility Agreement Amendment

On October 30, 2019, the City National Bank of Florida issued a third amendment to the amended and restated loan agreement with the Company, updating its covenants under the revolving credit facility. The covenants under the amended loan agreement include certain minimum average daily account balances, a minimum debt service coverage ratio, and a maximum total liability to tangible net worth ratio. Per the third amendment, the covenants will be assessed on December 31, 2019.

Concurrent Financing

On November 3, 2019, Restoration Robotics and the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors named therein (collectively, the “Investors”) pursuant to which the combined company, Venus Concept Inc. (as defined below in the “Merger” section), agreed to issue and sell to the investors in a private placement an aggregate of approximately 7,483,980 shares (the “Concurrent Financing Shares”) of Venus Concept Inc. common stock, par value $0.0001 per share, and warrants to purchase up to an aggregate of approximately 3,741,990 shares (the “Warrant Shares”) of Venus Concept Inc. common stock at an exercise price of $6.00 per share (the “Concurrent Financing Warrants” and, together with the Concurrent Financing Shares and the Warrant Shares, the “Securities”) immediately following the closing of the Merger (the “Concurrent Financing”). The aggregate purchase price for the Securities sold in the Concurrent Financing was $28.0 million.

Merger

On March 15, 2019, the Company entered into the Merger Agreement with the Merger Sub and Restoration Robotics, to combine the companies in the Merger. On November 7, 2019 the Merger was completed and a certificate of merger was executed. Under the Merger Agreement, the Merger Sub merged with and into the Company, and the Company became a wholly owned subsidiary of Restoration Robotics.

Following the completion of the Merger, Restoration Robotics changed its corporate name to “Venus Concept Inc.” and the business conducted by the Company became the primary business conducted by Venus Concept Inc.

Upon the closing of the Merger, (i) each outstanding ordinary and preferred share of the Company, nominal value New Israeli Shekels 0.001 per share (a “Venus Share”), other than shares held by the Company as treasury stock or held by Venus Concept Inc. or the Merger Sub, were converted into the right to receive 8.6506 (the “Exchange Ratio”) issued, fully paid and non-assessable Venus Concept Inc. common stock (“Venus Concept Inc. Common Stock”), and (ii) each outstanding stock option and warrant of the Company was assumed by Venus Concept Inc. and converted into and become an option or warrant (as applicable) exercisable for Venus Concept Inc. Common Stock with the number and exercise price adjusted for the Exchange Ratio. Immediately following the Merger, current Venus Concept Inc. stockholders owned approximately 15% of the fully-diluted common stock of the combined company and the Company’s shareholders owned approximately 85% of the fully-diluted common stock of the combined company, without giving effect to the shares of Venus Concept Inc. Common Stock that were issued upon the conversion of Venus Concept Inc.’s convertible notes, the Company’s convertible notes or the Concurrent Financing.

An aggregate of 212,476,651 shares of Venus Concept Inc. Common Stock was issued to the Company’s shareholders in the Merger. Immediately following the Merger, after giving effect to the conversion of all of Venus Concept Inc.’s convertible notes and the Company’s convertible notes and the issuance of Venus Concept Inc. Common Stock and the Concurrent Financing Shares in the Concurrent Financing, there were approximately 445,014,330 shares of Venus Concept Inc. Common Stock outstanding.

Venus Concept Ltd.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands of U.S. dollars, except share and per share data)

The Merger will be accounted for as a reverse acquisition with the Company as the acquiring company for accounting purposes, but not the legal acquirer. The Company was determined to be the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including the fact that immediately following the merger: (1) The Company’s shareholders owned a substantial majority of the voting rights of the combined organization; (2) The Company designated a majority (seven of nine) of the initial members of the board of directors of the combined organization; and (3) The Company’s senior management held most key positions in senior management of the combined organization.

As a result, upon consummation of the Merger, the historical financial statements of the Company will become the historical financial statements of the combined organization and will record the assets acquired and liabilities assumed of Venus Concept Inc. in the Merger at their fair values as of the acquisition date.

The purchase price will be determined based on (i) the fair value of Venus Concept Inc. Common Stock as of the Merger date of $15.7 million which was determined based on the number of shares of Venus Concept Inc. Common Stock that were issued to Venus Concept Inc.’s stockholders in connection with the Merger and (ii) the portion of the fair value attributable to fully and partially vested stock options, unvested restricted stock awards and warrants that were exchanged for the outstanding options and warrants held by Venus Concept Inc. employees.

For the nine months ended September 30, 2019, the Company incurred acquisition-related expenses of approximately $7.6 million which are included in selling and marketing and general and administrative expenses.

Certain disclosures required by ASC 805, Business Combinations, with respect to the Merger have been omitted because the information needed is not currently available due to the close proximity of closing of the Merger with the date these consolidated financial statements are being issued. At September 30, 2019, Venus Concept Inc. reported total assets of $20.8 million, total liabilities of $42.6 million, gross outstanding borrowings of $32.8 million and cash and cash equivalents of $8.9 million. The purchase price will be allocated to the fair value of assets and liabilities acquired.

Madryn Agreement Amendment

In connection with the Merger, the Company entered into an amendment to the Madryn loan agreement, dated as of November 7, 2019 (the “Amendment”), pursuant to which Venus Concept Inc. was joined as (i) a guarantor to the Madryn loan agreement and (ii) a grantor to the certain security agreement, dated October 11, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the grantors from time to time party thereto and the administrative agent (the “U.S. Security Agreement”).

As a guarantor under the Madryn loan agreement, Venus Concept Inc. is jointly and severally liable for the obligations (as defined in the Madryn loan agreement) thereunder and to secure its obligations thereunder, Venus Concept Inc. has granted the administrative agent a lien on all of its assets pursuant to the terms of the U.S. Security Agreement. In the event of default under the Madryn Credit Agreement, Madryn may accelerate the obligations and foreclose on the collateral granted by Venus Concept Inc. under the U.S. Security Agreement to satisfy the obligations.